Exhibit 99

Titan Tire Corporation of Bryan to Resume Giant Tire Production After Disruption

QUINCY, Ill. - November 24, 2008 - Titan Tire Corporation of Bryan temporarily halted giant tire production Sunday, November 23, due to a pressure issue with one of its 53/80R63 curing presses. A build up and release of pressure from the one curing press resulted in building structure damage. Fortunately, there were no serious injuries.
Production on Titan’s super giant tire will be down for approximately 10 to 14 days while repairs are made. Titan expects that certain costs of the repairs will be covered by insurance proceeds.
“Our employees as well as our outside contractors have been doing an excellent job bringing production up on Titan’s new super giant tire, and this set back is just a small bump in the road,” said Titan Chairman and CEO Maurice M. Taylor Jr. “There is always a silver lining, and now everyone knows how powerful these new curing presses are, and we are so appreciative that no one was seriously injured. Lastly, I have not changed my revenue goals for 2008.”
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489